Exhibit 10.1

Aratana Therapeutics, Inc.

11400 Tomahawk Creek Parkway

Suite 340

Leawood, KS 66211

January 17, 2019

By electronic delivery

Steven St. Peter, M.D.

Re:      Resignation of Employment

Dr. St. Peter:

Aratana Therapeutics, Inc. (the “Company”) accepts your resignation from the office of President and Chief Executive Officer of the Company and all of its subsidiaries, from the Board of Directors of the Company (the “Board”) and all of its committees and from all other offices, directorships, committees and positions of employment that you hold with the Company and its subsidiaries, effective immediately.  The Company agrees that, for purposes of determining your post-termination severance payments and benefits under Section 4.5 of the employment agreement between you and the Company, dated September 6, 2012, as amended April 26, 2013 (the “Employment Agreement”), you will be paid as if your resignation was a resignation for “Good Reason”.

In addition to the foregoing,  and subject to your execution and non-revocation of the Release (as defined in the Employment Agreement) in accordance with the Employment Agreement,  the exercise period for your vested options shall be extended until the earlier of the first anniversary of the date hereof and the original expiration date set forth in the applicable option award agreement (notwithstanding any terms to the contrary in the Company’s 2013 Incentive Award Plan (the “Plan”) or applicable award agreement, but subject to Section 12.2 of the Plan)  and 48,309 of your restricted shares shall be immediately fully vested on the effective date of the Release.  Finally, for the avoidance of doubt, your 2018 bonus shall be paid in the amount determined consistent with the Company’s annual bonus plan and paid at the time set forth in the Employment Agreement, consistent with other executives.

Thank you for your service to the Company and we wish you success in your future endeavors.

Sincerely,

ARATANA THERAPEUTICS, INC.

By:	/s/ Wendy L. Yarno
Name:	Wendy L. Yarno
Title:	Chairperson of the Board